EXHIBIT 99.1



                                              SYSCO            [COMPANY LOGO]


SYSCO Corporation                                          NEWS RELEASE
1390 Enclave Parkway
Houston, Texas 77077-2099
(281) 584-1390
                                               FOR MORE INFORMATION
FOR IMMEDIATE RELEASE
                                               CONTACT:    John M. Palizza
                                                           Assistant Treasurer
                                                           (281) 584-1308



             THOMAS E. LANKFORD RETIRES AS PRESIDENT & COO OF SYSCO Chairman & CEO Richard J. Schnieders to Assume Additional Role


     HOUSTON, JUNE 15, 2005 - SYSCO Corporation (NYSE: SYY) announced today that Thomas E. Lankford is retiring as president and chief operating officer after a distinguished 41-year career in the foodservice distribution industry. Mr. Lankford also will resign from SYSCO's Board of Directors. Richard J. Schnieders, SYSCO's chairman and chief executive officer, will assume the additional role of president. The changes are effective July 2, 2005, the end of SYSCO's fiscal year 2005.

     Mr. Lankford, 57, began his career in foodservice distribution at the founding in 1964 of his family's business, S.E. Lankford, Jr. Produce Company, the predecessor to SYSCO's Pocomoke City, MD, operating company. After graduating from the University of Maryland in 1969 with a bachelor of science degree in agricultural economics, he was named vice president, then was promoted to president of Lankford-Sysco Food Services, Inc., when S.E. Lankford, Jr. Produce Company merged with SYSCO in 1981. He also subsequently served as chairman of three other SYSCO subsidiaries between 1987 and 1994. In 1995, Mr. Lankford was elected senior vice president, Northeast Region, with responsibilities for 15 companies located in eight states as well as SYSCO's operation in Ontario, Canada.

     In 1999, Mr. Lankford relocated to SYSCO's corporate office in Houston to serve as senior vice president of merchandising and multi-unit sales, and he progressed to executive vice president of merchandising services and multi-unit sales later that same year. In May 2000, he was elected to SYSCO's Board of Directors, and in July 2000 was named executive vice president, foodservice operations. In January 2002, he assumed additional responsibilities as president of SYSCO's North American foodservice operations, and in January 2003 he assumed his current role as president and chief operating officer.

     Mr. Lankford stated, "I've spent 41 very fulfilling years participating in the rapid growth of the foodservice marketplace. Strategically, I'm confident that SYSCO is poised for continued growth as the leader in our dynamic industry. SYSCO is blessed with a great pool of management talent that is being prepared for executive-level responsibilities, which gives me great comfort in stepping


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down. My only regret will be missing the daily  interaction with our presidents, management and associates at our distribution centers all across North America, as well as our corporate staff."

     Mr. Schnieders commented, "We deeply appreciate Tom Lankford's leadership at SYSCO. His commitment to our associates and his focus on SYSCO's customers has been an inspiration to all of us. Further, his efforts on behalf of the foodservice industry and his involvement in resolving various key issues have been exemplary. Tom's legacy will be the significant number of outstanding leaders he has motivated and developed, and his career-long emphasis on ensuring premier service and attention to our customers."

     SYSCO, the largest foodservice marketing and distribution organization in North America, provides food and related products and services to approximately 400,000 restaurants, healthcare and educational facilities, lodging establishments and other foodservice customers, generating sales of $30.0 billion for calendar year 2004. SYSCO's operations, supported by approximately 46,000 associates, are located throughout the United States and Canada and include broadline foodservice distribution companies, specialty produce and custom-cut meat operations, Asian cuisine foodservice distributors, hotel supply operations and chain restaurant distribution subsidiaries. For more information about SYSCO visit the company's home page at www.sysco.com.

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